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                                                                   EXHIBIT 10.18

                                    June 28, 1997


Saunders Karp & Co., L.P.
667 Madison Avenue
New York, NY 10021

Dear Ladies and Gentlemen:

         This letter confirms our understanding that The Children's Place Retail Stores, Inc. (the "Company") has engaged you (the "Advisor") to provide financial advisory services to the Company upon the request of the Company from time to time. These services are to be provided in connection with ongoing business and financial matters, including operating and cash flow requirements, corporate liquidity and other ordinary and necessary corporate finance concerns (including acquisition, advisory and finance matters and any public offering of securities).

         In consideration for the Advisor agreeing to provide such advisory services, the Company agrees to pay the Advisor an annual fee of $150,000 (the "Advisory Fee"), payable quarterly in advance on February 1, May 1, August 1, and November 1, of each year, with the first such payment due on the date hereof, which such payment will be pro rated for the period commencing on the date hereof and ending on July 31, 1996.

         The Advisory Fee is for financial advisory services to be rendered by the Advisor and its employees and partners and affiliates and Barry Feinberg and not for any such services to be rendered by any other person. Any additional services to be provided by the Advisor, and any additional fee therefor, will be agreed to in writing by the parties.

         In addition, the Company agrees to reimburse the Advisor promptly upon request from time to time for all reasonable out-of-pocket expenses incurred by the Advisor in connection with the services to be rendered by the Advisor pursuant to its engagement hereunder. The Company also agrees to pay the Advisor an arrangement fee of $250,000 on the Closing Date (as that term is defined in the Purchase Agreement dated as the date hereof, by and among the Company, The SK Equity Fund, L.P., SK Investment Fund, L.P. and Barry Feinberg (the "Purchase Agreement")), and upon the request of the Advisor, to reimburse the Advisor on the Closing Date or thereafter for all additional reasonable out-out-pocket expenses incurred by the Advisor and its affiliates (including without limitation, the fees and disbursements of counsel and the fees and disbursements incurred in connection with the due diligence effort) in connection with the Purchase Agreement and the other transactions contemplated thereby.

         The Advisor hereby acknowledges that none of the persons designated from time to time by the Advisor to serve as a director of the Company will be entitled to any annual fee or

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attendance fee for attending meetings of the board of directors of the
Company other than reasonable out-of-pocket expenses incurred in attending such board meetings.

         The Advisor further acknowledges that upon an Event of Default under the Note and Warrant Purchase Agreement (the "Nomura Agreement") dated as of the date hereof by and between the Company and Nomura Holding America Inc., the Company shall not be obligated to pay the Advisory Fee upon the occurrence and during the continuance of such Event of Default, which such Advisory Fee shall continue to accrue and become due and payable at such time as the Payment of Default is cured or waived in accordance with the terms of the Nomura Agreement.

         The Company also agrees to indemnify the Advisor and certain other persons and to limit the Advisor's liability to the Company as set forth in
Schedule I hereto, which Schedule constitutes an integral part hereof. The Company's agreements contained or referred to in this paragraph will survive any termination of this agreement.

         Except for the provisions of the immediately preceding paragraph and
Schedule I hereto (which will survive termination of this letter agreement), this letter agreement will terminate when (i) (A) neither Advisor nor any of its affiliates no longer own any shares of Series B Common Stock of the Company or (B) the liquidation preference of the Series B Common Stock terminates and (ii) Advisor and any of its affiliates' total ownership of the Company's outstanding shares of Common Stock is below 10% on a fully-diluted basis.

         This letter constitutes the entire agreement between the parties hereto and will not be amended except in writing by the Company and the Advisor. This agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws rules of such state.

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         If the foregoing accurately describes our agreement with respect to the foregoing, please so indicate by signing this letter in the space indicated below.

                                       Very truly yours,


                                        THE CHILDREN'S PLACE
                                          RETAIL STORES, INC.




                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:




ACCEPTED AND AGREED:

SAUNDERS KARP & CO., L.P.

By:  SK Partners, L.P., its
     general partner



By
    -----------------------------
    John F. Megrue
    Attorney-in-Fact

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                                      SCHEDULE I


         The Children's Place Retail Stores, Inc. (the "Company") will indemnify and hold harmless Saunders Karp & Co., L.P. (the "Advisor"), its affiliates and the respective partners, agents and employees of the Advisor and their respective affiliates (collectively, the "Advisor Group") from and against any claims, liabilities, damages, losses and expenses, including reasonable fees and expenses of counsel, arising out of or in connection with the services rendered by the Advisor under this agreement, and will reimburse the Advisor Group for all such fees and expenses, including the reasonable fees and expenses of counsel, as they are incurred by the Advisor Group in connection with pending or threatened litigation whether or not the Advisor Group is a party thereto. The Company will not, however, be responsible for any claims, liabilities, damages, losses or expenses to the extent that such claim, liabilities, damages, losses or expenses are finally determined by judgment of a court of competent jurisdiction to have resulted primarily form the Advisor Group's gross negligence or bad faith. The foregoing agreement will be in addition to any rights that the Advisor Group may have at common law or otherwise, including, but not limited to, any right to contribution.

         Notwithstanding anything else contained herein, the Company also agrees that the Advisor Group will have no liability to the Company in connection with the services rendered hereunder (whether in tort, contract or otherwise) for claims, liabilities, damages, losses, or expenses, including reasonable fees and expenses of counsel, incurred by the Company unless, and to the extent, they are finally determined by judgment of a court of competent jurisdiction to have resulted primarily from the Advisor Group's gross negligence or bad faith.

         If indemnification is to be sought hereunder by a member of the Advisor Group, the such member will notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Company will not relieve the Company from any liability that it may otherwise have to such indemnified person, except to the extent the Company shall have been materially prejudiced by such failure.
 Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and upon such election, it will not be liable for any legal costs subsequently incurred by such member (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has filed to provide counsel reasonably satisfactory to such member in a timely manner or (ii) counsel that has been provided by the Company reasonably determines that its representation of such member would present it with a conflict of interest. In any litigation or proceeding, the Company will not be responsible for the fees and expenses of more than one counsel for all members of the Advisor Group claiming indemnification hereunder in any one jurisdiction, unless any of such members has a separate and conflicting defense with regard to such litigation or proceedings, as reasonably determined by the counsel that has been provided by the Company. The Company will not be liable for any settlement of any litigation or proceeding effected without its prior written consent, which consent will not be unreasonably

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withheld.  Should the Company assume the defense of any action, the Company will not, without the Advisor Group's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such action if such settlement, compromise, consent or termination imposes obligations on any member of the Advisor Group (through injunctive relief or otherwise) other than the payment of money.

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